UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

April 12, 2019

Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 23, 2019, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 25, 2019 are entitled to vote at the 2019 Annual Meeting of Stockholders.
As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect three Directors for a one-year term expiring in 2020, (ii) vote on a non-binding resolution to approve the compensation paid to the Company's Named Executive Officers, and (iii) ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2019.
Employers Holdings, Inc.'s Annual Report for the year ended December 31, 2018 is available at www.proxydocs.com/eig.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.
I look forward to seeing you at the Annual Meeting on May 23, 2019.

Sincerely,
Michael D. Rumbolz
Chairman of the Board

America's small business insurance specialist.®

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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 23, 2019

The 2019 Annual Meeting of Stockholders of Employers Holdings, Inc. (the "Company") will be held on Thursday, May 23, 2019, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada for the following purposes:

1.	To elect three Class I Directors to serve until the 2020 Annual Meeting of Stockholders;

2.	To hold an advisory (non-binding) vote to approve the compensation paid to the Company's Named Executive Officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only holders of the Company's common stock as of the close of business on March 25, 2019 have the right to receive notice of and to vote at the 2019 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
By Order of the Board of Directors,
Lori A. Brown
Executive Vice President, Secretary and Chief Legal Officer

April 12, 2019
YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED AND DATED PROXY CARD.

America's small business insurance specialist.®

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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

i

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2019 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
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Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 23, 2019
Place	10375 Professional Circle Reno, Nevada 89521
Record date	March 25, 2019
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
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Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR THE DIRECTOR NOMINEES	3
Other Management Proposals:
Advisory (non-binding) vote to approve executive compensation	FOR	15
Ratification of Ernst & Young LLP as independent auditor for 2019	FOR	17
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Board Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	BGNC	FC	CC	EC	RC
James R. Kroner	57	2013	Consultant	Yes	•		•		•
Michael J. McSally	61	2013	Director and Private Investor	Yes	•				•
Michael D. Rumbolz	64	2005	President and CEO	Yes					•	•

AC	Audit Committee	CC	Compensation Committee
FC	Finance Committee	EC	Executive Committee
RC	Risk Committee	BGNC	Board Governance & Nominating Committee

Attendance	In 2018, each of our directors attended at least 75% of the Board of Directors (the "Board") and committee meetings on which he or she sat.
Director Elections	Each director nominee in an uncontested election is elected by a majority voting standard.
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Management Proposals

1.
Advisory Resolution to Approve Named Executive Officer Compensation. We are asking stockholders to approve, on an advisory (non-binding) basis, our named executive officer ("NEO") compensation. The Board recommends a FOR vote because it believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.

2.
Ratification of Selection of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking stockholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2019. The Board recommends a FOR vote ratifying the selection of Ernst & Young LLP as our independent auditors for 2019.

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Overview of Our 2018 Executive Compensation Program
We Believe our Program:

•	Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;

•	Aligns pay and performance by linking incentive compensation with combined ratio and adjusted return on stockholders' equity ("AROE"), which are key financial drivers of our stock price;

•	Emphasizes long-term equity compensation tied to AROE and stock price; and

•	Discourages excessive or undue risk taking.

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Executive Compensation Elements

•	Base salary

•	Annual cash incentive bonuses

•	Long-term incentives (performance shares and restricted stock units ("RSUs"))

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment, or in connection with a change-in-control
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Other Key Compensation Features

•	No Change-in-Control Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•
No Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Amended and Restated Equity and Incentive Plan (the "Equity Plan").

•	Robust Clawback ("Incentive Recovery") Policy: We have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.

•
Long-term Vesting and Performance Requirements: Our 2018 RSUs were granted with annual vesting over a four-year period, and our 2018 performance share awards cover a two-year performance period plus an additional one-year vesting period.

•	Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

•	No Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits such as SERPs or pension plans.

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

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2018 Named Executive Officers

•	Douglas D. Dirks, President & Chief Executive Officer ("CEO")

•	Michael S. Paquette, Executive Vice President ("EVP") & Chief Financial Officer ("CFO")

•	Stephen V. Festa, EVP, Chief Operating Officer ("COO")

•	Lenard T. Ormsby, EVP, Chief Legal Officer ("CLO")

•	John P. Nelson, EVP, Chief Administrative Officer ("CAO")
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2018 Summary Compensation

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer	916,361	—	1,907,601	—	966,420	—	54,849	3,845,231
Michael S. Paquette Executive Vice President and Chief Financial Officer	475,564	—	566,820	—	302,670	—	42,257	1,387,311
Stephen V. Festa Executive Vice President and Chief Operating Officer	529,772	—	820,710	—	365,859	—	39,258	1,755,599
Lenard T. Ormsby Executive Vice President and Chief Legal Officer	500,013	—	566,820	—	286,209	—	39,171	1,392,213
John P. Nelson Executive Vice President and Chief Administrative Officer	389,687	—	543,446	—	227,799	—	48,780	1,209,712
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EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
PROXY STATEMENT
This Proxy Statement, the accompanying proxy card and the 2018 Annual Report to stockholders of Employers Holdings, Inc. (the "Company" or "Employers Holdings") are being made available on or about April 12, 2019 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2019 Annual Meeting of Stockholders to be held on Thursday, May 23, 2019, and any postponement(s), adjournment(s), or other delay(s) thereof (the "Annual Meeting"). All holders of Employers Holdings common stock, par value $0.01 per share (the "common stock"), as of the close of business on March 25, 2019 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 32,327,087 shares of common stock outstanding and entitled to vote at the Annual Meeting. You may contact Tanya Yamagata at (775) 327-2764 for directions to 10375 Professional Circle, Reno, Nevada, the site of the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials over the Internet. On or about April 12, 2019, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice"), which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
If you own shares of common stock held in "street name" by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered "routine" or "non-routine" under New York Stock Exchange ("NYSE") rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm is the only proposal at the Annual Meeting that is considered routine.
If your shares are held in "street name" and you wish to attend the Annual Meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting. If you hold your shares in "street name" and wish to vote by ballot at the Annual Meeting, you must bring a "legal proxy" from your bank or broker.
Directors are elected in an uncontested election by a majority voting standard, meaning the votes "for" a director nominee must exceed the votes "against" that director nominee. In the election of Directors, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Approval of the non-binding vote to approve the compensation paid to the Company's Named Executive Officers requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the non-binding vote to approve the compensation paid to the Company's Named Executive Officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
You may vote your shares in any of the following ways:

•	by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 22, 2019;

•	by the Internet at http://www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 22, 2019;

•	by signing and dating the enclosed proxy card and returning it to the Company as soon as possible (a postage prepaid envelope is included for your convenience); or

•	in person by ballot at the Annual Meeting.
If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	delivering a written notice (before the Annual Meeting) revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy (before the Annual Meeting) bearing a date after the date of the proxy being revoked; or

•	voting in person by ballot at the Annual Meeting.
All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted:

•	FOR the election of three Director nominees to serve a one-year term expiring at the 2020 Annual Meeting of Stockholders;

•	FOR approval of the compensation paid to the Company's Named Executive Officers;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2019; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.
In accordance with the Company's Bylaws, Michael D. Rumbolz, Chairman of the Board, has appointed Kevin Kelly of Morrow Sodali LLC, or his designee, and Pamela Herlich of EQ Shareowner Services, or her designee, to be the inspectors of election at the Annual Meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the Annual Meeting and certify the results.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2019.
The Proxy Statement and Annual Report to stockholders are available at www.proxydocs.com/eig.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company's full Board consists of eleven directors. The Board is divided into three classes, one with three Directors and two with four Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. In 2018 the stockholders approved a proposal to declassify the Board. Starting in 2019 all director nominees who are elected shall serve a one-year term, in 2020 all director nominees who are elected shall serve a one-year term, and in 2021, all director nominees who are elected shall serve a one-year term. At that point, the Board of Directors will be fully declassified.
On February 28, 2018, the Board announced the appointment of Barbara A. Higgins and Jeanne L. Mockard to the Board with an effective date of March 1, 2018. On July 25, 2018, the Board reassigned Barbara A. Higgins (previously Class I) and Jeanne L. Mockard (previously Class II) to Class III to fill the vacancies resulting from the resignations of Class III directors Ronald F. Mosher and Katherine W. Ong effective May 23, 2018. On March 21, 2019, the Board announced the appointment of João "John" M. de Figueiredo to the Board with an effective date of April 1, 2019, serving in Class II.
At its meeting on February 20, 2019, the Board, with each nominee abstaining on the vote for himself and herself, approved the recommendation of the Board Governance and Nominating Committee that James R. Kroner, Michael J. McSally and Michael D. Rumbolz be nominated for election to a one-year term. All nominees are current members of the Board. All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve. The nominees have consented to being named in this Proxy Statement and to serve as a Director if elected.
The current composition of the Board is:

Class I Directors (term expiring at the 2019 Annual Meeting)	James R. Kroner
Michael J. McSally
Michael D. Rumbolz

Class II Directors (serving until the 2020 Annual Meeting)	Richard W. Blakey
João "John" M. de Figueiredo
Douglas D. Dirks
Michael J. McColgan

Class III Directors (serving until the 2021 Annual Meeting)	Prasanna G. Dhoré
Valerie R. Glenn
Barbara A. Higgins
Jeanne L. Mockard
Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessor, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of January 2019, unless otherwise indicated.
Employers Holdings is the name of our Company resulting from the completion of the conversion of EIG Mutual Holding Company ("EIG") from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Group, Inc. ("EGI"), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company ("EICN"), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the "Fund") pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company ("ECIC"), a wholly-owned subsidiary of EGI, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates ("Fremont") in 2002. Employers Preferred Insurance Company ("EPIC") and Employers Assurance Company ("EAC"), are wholly-owned subsidiaries of EGI and commenced operations when we completed the acquisition of AmCOMP Incorporated ("AmCOMP") on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. Additionally, Cerity Group, Inc. ("CGI"), a wholly-owned subsidiary of EIG, and Cerity Services, Inc. ("CSI"), a wholly-owned subsidiary of CGI, were formed on May 22, 2018.
Nominees for Election as Directors With Terms Expiring at the 2020 Annual Meeting
James R. Kroner, age 57, has served as a Director of Employers Holdings since September 2013 and EGI from September 2013 to May 2018. Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd., which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner served on the Boards of Terra Industries Inc. ("Terra") and Global Indemnity plc ("Global Indemnity") and its U.S. insurance subsidiaries. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a Bachelor's Degree in International Relations from Northwestern University and a Master's Degree in Management from Northwestern University's Kellogg School of Management.
Michael J. McSally, age 61, has served as a Director of Employers Holdings since September 2013 and EGI from September 2013 to May 2018. Mr. McSally retired in 2010 and is currently a private investor with a focus on insurance and related businesses. In May 2016, Mr. McSally became a director of IAT Insurance Group. From December 2013 to October 2018, Mr. McSally was the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally has served in various executive positions for OneBeacon Insurance Group, John Hancock Financial Services, Commercial Union Insurance Company, and York Insurance Group. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a Bachelor's Degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.
Michael D. Rumbolz, age 64, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. Beginning June 2016, Mr. Rumbolz was appointed Chairman of Employers Holdings and EGI and as a Director and Chairman of EICN, ECIC, EPIC, EAC, and ESI. He is also a Director and Chairman of CGI and CSI since May 2018. Mr. Rumbolz has over 30 years of experience in the gaming industry. He was named Interim President and Chief Executive Officer in February 2016 and in May 2016 was appointed and currently serves as President and Chief Executive Officer of Everi Holdings, Inc. He is also president and Director for several Everi Holdings, Inc. subsidiaries. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. ("GCA"), a publicly traded provider of cash access, data intelligence services and electronic gaming devices and systems to the gaming industry, in August of 2008. He was the Corporate Strategy Advisor to the CEO of GCA from September 2008 until September 2010 when he joined the GCA board of directors and the board of directors of its wholly-owned subsidiary Global Cash Access, Inc. The company changed its name to Everi Holdings, Inc. effective August 24, 2015. It also changed its trading symbol from GCA to EVRI concurrent with the name change. He has been a Director of Seminole Hard Rock Entertainment, Inc. since 2008 and is also a manager to various Hard Rock LLCs. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. In October 2017, he was appointed to and currently serves on the Board of Directors of VICI Properties, Inc., and its subsidiaries and currently serves on their Compensation Committee. He has also been a Director on the Board of Trustees of Nathan Adelson Hospice and its subsidiaries since 2000. Mr. Rumbolz received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE.

Continuing Directors Whose Terms Expire at the 2020 Annual Meeting
Richard W. Blakey, age 69, has served as a Director of Employers Holdings and its predecessor since their creation in April 2005. He was also a Director of EGI and its predecessors since their creation in April 2005 to May 2018, EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a retired board certified orthopaedic surgeon and currently serves as Chairman of the Board of Healthy Families Foundation. He is also a managing member of Tahoe Aviation, LLC. Dr. Blakey received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.
João (John) M. de Figueiredo, age 53, has served as a Director of Employers Holdings since April 2019. Dr. de Figueiredo has been a professor at Duke University since 2010 and is currently the Russell M. Robinson II Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also served as a strategic management consultant at Monitor Company. His research specializes in business and innovation strategies in regulated industries. His scholarly articles, papers, and reviews on strategy, innovation, economics, and business-government interactions have appeared in numerous scholarly and management journals in a variety of disciplines. Dr. de Figueiredo received a Ph.D. in Business and Public Policy from the University of California, Berkeley, an M.Sc. degree in Economics from the London School of Economics, and an A.B. degree from Harvard University, and he has been a Research Associate with the National Bureau of Economic Research since 2007.
Douglas D. Dirks, age 60, has served as a Director, President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005. He also serves as a Director and Chief Executive Officer of EICN (since December 1999), ECIC (since May 2002), EPIC (since November 2008), and EAC (since November 2008), EIG Services, Inc. (since November 2008), Elite Insurance Services, Inc. (since August 1999), CGI (since May 2018), and CSI (since May 2018). Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of NCCI Holdings, Inc. and the Board of Governors of the American Property Casualty Insurance Association. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Michael J. McColgan, age 63, has served as a Director of Employers Holdings since July 2017 and EGI from July 2017 to May 2018. He also serves as a Director of Tufts Health Plan, Inc., Tufts Associated Health Maintenance Organization, Inc., and Tufts Associated Plans, Inc. Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP (PwC) providing assurance, risk management, business advisory, and other services to clients primarily in the Financial Services Industry. During his 38 year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, including serving as the East Region Assurance Leader, the Firm's largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC's largest insurance company clients. Mr. McColgan received a Bachelor's degree in accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
Continuing Directors Whose Terms Expire at the 2021 Annual Meeting
Prasanna G. Dhoré, age 57, has served as a Director of Employers Holdings since October 2015 and EGI from October 2015 to May 2018. Mr. Dhoré is the Senior Vice President and Chief Data and Analytics Officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies. Prior to joining Equifax in 2012, Mr. Dhoré served as Vice President of Global Customer Intelligence of Hewlett Packard. He also served as Senior Vice President of Mellon Financial Corporation and Executive Vice President of Dreyfus Corporation. Mr. Dhoré received a Master of Science Degree in Statistics and Operations Research from New York University's Leonard N. Stern School of Business, a Masters of Business Administration Degree from Kansas State University, and a Bachelor of Science Degree in Mechanical Engineering from University of Mysore and is a Chartered Financial Analyst ("CFA").
Valerie R. Glenn, age 64, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI from February 2007 to May 2018. Ms. Glenn was President and CEO and majority owner of MPR, a Nevada corporation, (dba The Glenn Group, a privately held marketing communications firm in Nevada; and dba Wide Awake, a national marketing communications firm focused on the gaming and hospitality industries). After nearly 50 years in business, Ms. Glenn announced her retirement and closed the business on March 1, 2019. Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which published the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada (EDAWN), Reno-Sparks Chamber of Commerce, Nevada Women's Fund, and University of Nevada College of Business Advisory Board. She currently serves as the Immediate Past President of the Nevada Chapter of the International Women's Forum. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree.
Barbara A. Higgins, age 52, has served as a Director of Employers Holdings since March 2018 and EGI from March 2018 to May 2018. Since August 2017, Ms. Higgins has served as the Chief Customer Officer of Duke Energy Corporation with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience and had also served as their Customer Experience Advisor. Previously, from May 2015 to August 2017, she was a consultant. Ms. Higgins served as Chief Customer Officer for Allstate Insurance Company from May 2011 to April 2015. Prior to that, she led Customer Experience at United Airlines, Inc., following a nearly 19 year career at Disney where she served in every Disney-owned and operated theme park location world wide. From 2013 to the end of 2018, she has served as a Director at DeVry University and was an advisory board member from November 2011-2013. Ms. Higgins received her Bachelor of Science Degree from Cornell University, School of Hotel Administration and her MBA from the University of Florida, Warrington College of Business Administration.
Jeanne L. Mockard, age 55, has served as a Director of Employers Holdings since March 2018 and EGI from March 2018 to May 2018. Since 2009, Ms. Mockard has been the Principle at JLM Capital and Consulting performing services as a consultant to financial and technology companies and investor in start up businesses. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. Ms. Mockard is a CFA and currently serves as a Director and member of the Finance Committee of Nuclear Electric Insurance Limited (NEIL), Director of Silent Spring Institute, and as a member of the Endowment Committee for The Bryn Mawr School and Lutheran Deaconess Association. Ms. Mockard received a B.S. degree from Tufts University and an MBA from the University of Virginia, Darden School of Business.
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The Company's Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder's notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder's notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder's notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
Separate procedures have been established for stockholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection "Board Governance and Nominating Committee."
The Company's majority voting policy provides that a director nominee must receive a majority of votes cast, as contemplated by the Company's Bylaws, in order to be elected or reelected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive Proxy Statement with the Securities Exchange Commission (the "SEC") (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected (a contested election), then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for reelection in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures shall be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), shall evaluate the best interests of the Company and its stockholders and shall decide the action to be taken with respect to such offered resignation, which may include, without limitation: (i) accepting the resignation; (ii) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (iii) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (iv) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors shall consider all factors they deem relevant, including but not limited to: (i) any stated reasons why stockholders did not vote for such director; (ii) the extent to which the votes "against" exceed the votes "for" the election of the director and whether the votes "against" represent a majority of the Company's outstanding shares of common stock; (iii) any alternatives for curing the underlying cause of the "against" votes; (iv) the director's tenure; (v) the director's qualifications; (vi) the director's past and expected future contributions to the Company; (vii) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Rules; and (viii) whether such director's continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company shall, within four business days, disclose publicly in a document furnished or filed with the SEC the decision as to whether or not to accept the resignation offer. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.
A director who is required to offer his or her resignation in accordance with this policy shall not be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of this policy, "Qualified Independent Directors" means all directors who are (i) independent directors (as defined in accordance with the NYSE Rules) and (ii) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors, and each independent director who is required to offer his or her resignation in accordance with this policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election or reelection as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by this policy and, if applicable, shall offer to resign and shall resign if requested to do so in accordance with this policy (and shall, if requested, submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election).
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors. During the year ended December 31, 2018, there were eleven meetings of Employers Holdings' Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2018. The Company has the following standing Committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, Finance Committee, and Risk Committee.
Directors are expected to attend the Annual Meeting. All Directors attended the 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting").

Board Committees
In 2010, the Board Governance and Nominating Committee recommended and the Board of Directors approved a process whereby the Committee assignments and the Chairs of various Committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various Committees and increase the depth of their experience. This process generally includes the requirement that an incoming Chair of a Committee must either be on the Committee for at least one year before assuming the duties of the Chair or must have prior experience on that Committee. The changes to the Committee and Chair assignments generally occur each year following the Annual Meeting. The following table also summarizes the membership of the Board's standing committees and the independence of the Company's Directors as of May 24, 2018.

Name of Director	Independent Director	Audit	Board Governance and Nominating	Finance	Compensation	Risk	Executive
Richard W. Blakey	Yes	—	—	✓	(C)✓	—	✓
Prasanna G. Dhoré	Yes	—	✓	—	—	(C)✓	✓
Douglas D. Dirks	—	—	—	✓	—	✓	✓
Valerie R. Glenn	Yes	—	(C)✓	—	✓	—	✓
Barbara A. Higgins	Yes	—	✓	—	—	✓	—
James R. Kroner	Yes	✓	—	(C)✓	—	—	✓
Michael J. McColgan	Yes	✓	—	—	—	✓	—
Michael J. McSally	Yes	(C)✓	—	—	—	—	✓
Jeanne L. Mockard	Yes	—	—	✓	✓	—	—
Michael D. Rumbolz	Yes	—	—	—	—	✓	(C)✓
Number of Meetings Held in 2018		10	6	4	8	4	0
(C) denotes committee chair
Audit Committee
This committee currently consists of Messrs. McSally, Chair, McColgan and Kroner. The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that each member of the Audit Committee is an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee assists the Board in monitoring the integrity of our financial statements, the adequacy of our system of internal controls, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 45. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met ten times in 2018.
Board Governance and Nominating Committee
This committee currently consists of Ms. Glenn, Chair, Ms. Higgins, and Mr. Dhoré. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.

The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder recommends as a Director:

◦	the name, age, business address and residence address of the person;

◦	the principal occupation or employment of the person;

◦	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

◦
the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder making the recommendation:

◦	the name and record address of such stockholder;

◦	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

◦
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and

◦
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. During the past year, the Committee retained an executive search firm to assist it in a director search. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary at the address above.
Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee.
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the "Procedures") to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating

Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self- evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met six times in 2018.
Compensation Committee
This committee currently consists of Dr. Blakey, Chair, Ms. Glenn, and Ms. Mockard. Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for Executive Officers. This committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and this committee or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 29.
The Compensation Committee retained the services of Pay Governance, LLP ("Pay Governance") to advise it. We paid Pay Governance $109,765 for executive compensation services that it performed for the Compensation Committee in 2018. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2018.
In January 2018 and January 2019, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE Listing Standards (as defined below) and any other factors deemed relevant by the Compensation Committee for this purpose.
The Compensation Committee of the Board of Directors adopted stock ownership guidelines that require our non-employee directors to own a minimum number of shares of our common stock equal to three times the directors' annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director.
The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met eight times in 2018.
Executive Committee
This committee currently consists of Messrs. Rumbolz, Chair, Blakey, Dhoré, Dirks, Kroner, McSally, and Ms. Glenn. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a Committee evaluation in the years in which it meets. A copy of the Executive Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Executive Committee did not meet in 2018.

Finance Committee
This committee currently consists of Messrs. Kroner, Chair, Blakey, Dirks, and Ms. Mockard. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. A copy of the Finance Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Finance Committee met four times in 2018.
Risk Committee
This committee currently consists of Messrs. Dhoré, Chair, Dirks, McColgan, Rumbolz, and Ms. Higgins. The Risk Committee provides high-level oversight of the most critical risks facing the Company and approves the Company's risk appetite and risk tolerances. The Risk Committee reviews and evaluates, at least annually, the performance of the Risk Committee and its members, including its compliance with the Risk Committee Charter. A copy of the Risk Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Risk Committee met four times in 2018.
CORPORATE GOVERNANCE
The Board has adopted the Guidelines, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the "Listing Standards").
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chair of the Board Governance and Nominating Committee.
The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Mr. Dirks is not an Independent Director, and that Messrs. Blakey, de Figueiredo, Dhoré, Kroner, McSally, McColgan, Rumbolz, Ms. Glenn, Ms. Higgins, and Ms. Mockard are Independent Directors.
Lead Independent Director Policy
The Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company's Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the "Lead Independent Director"). If the Chairman of the Board is an Independent Director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. The Board is currently lead by an Independent Chairman of the Board, Mr. Rumbolz. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an Independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Rumbolz, an Independent Director, serve as Chairman is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on the management of the Company's day-to-day operations.
RISK OVERSIGHT
One of the Board's important functions is oversight of risk management. Risk is inherent in the business, and the Board's oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. While management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to the Company's strategy; and developing programs and recommendations to determine the sufficiency of risk identification and mitigation, the Board is responsible for promoting an appropriate culture of risk management and setting the tone at the top. The Board adopted its Enterprise Risk Management program in 2011 and established its Risk Committee in 2016. The Risk Committee is responsible for and is in the process of reviewing and updating the program. In addition to reviewing and updating the program, the Committee has focused on IT and cybersecurity in the past year with quarterly review of assigned risks by respective Committees and the full Board of Directors in the preparation of the Company's periodic reports. The Company's Chief Risk Officer leads the Company's ERM effort and Information Security programs and reports directly to the CEO. This structure insures that the Company's most critical risks are effectively monitored and communicated to management and the Board. The Risk Committee focuses on the Company's ERM program including its framework, risk register and risk appetite. The Risk Committee also focuses on IT and cybersecurity risks, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies thereon.
The Board and its committees monitor and evaluate the risks associated with the Company's operations and achieving its goals and objectives, including those that are inherent in the business of the Company, as well as risks from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's management and the employees who report to them. The Board committees provide oversight under the direction of their respective Chairs.
While the Board has ultimate oversight responsibility for the risk management program, various committees of the Board also have specific responsibilities for risk management. The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of issues concerning internal controls, insurance premiums receivable, reinsurance recoverables, exposure to terrorism and catastrophes, and internal and external audit matters.
The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs and activities, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, Committee charters and other policies at least annually. The Board Governance and Nominating Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the Committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its Committees.
The Compensation Committee oversees the Company's overall benefit and compensation philosophy and executive compensation arrangements and is responsible for mitigating risk through responsible corporate governance.
The majority of Directors sit on more than one committee and this overlap helps ensure that the risk responsibilities of the various committees are well coordinated. Each Committee Chair makes a report on Committee activities to the Board at least quarterly, which enables all Board members to continually review and evaluate risks that could affect the Company.
The Risk Committee currently consists of Messrs. Dhoré, Chair, Dirks, Rumbolz and McColgan, and Ms. Higgins. The Risk Committee focuses on the Company's ERM program, including its framework, risk register and risk appetite. The Risk Committee also focuses on IT and cybersecurity risks, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies thereon. The Risk Committee reviews and evaluates, at least annually, the performance of the Risk Committee and its members, including its compliance with the Risk Committee Charter. A copy of the Risk Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Risk Committee met four times in 2018.
SPECIFIC CONSIDERATIONS REGARDING 2019 NOMINEES AND CONTINUING DIRECTORS
The Board Governance and Nominating Committee considered the nominee's experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically each Director whose term is expiring. The Committee also reviewed the Board and Committee evaluations and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing elsewhere in this Proxy Statement. The Committee and the Board concluded that the nominees for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
2019 Nominees:
With respect to Mr. Kroner, the Committee and Board considered in particular his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly-traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investment, and investment banking.
With respect to Mr. McSally, the Committee and Board considered in particular his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuarial science.
With respect to Mr. Rumbolz, the Committee and Board considered in particular his experience as Chief Executive Officer and/or member of the boards of directors of several public companies and foundations, his extensive experience in other senior level positions of publicly-traded companies, his regulatory and public service experience, and his significant experience and expertise in the areas of management, law, accounting, and finance.
Continuing Directors:
With respect to Dr. Blakey, the Committee and Board considered in particular his past extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and director of several medical clinics, many of which share similar characteristics to the Company's small business customers. In addition, the Committee and the Board considered Dr. Blakey's service as a Director of the Company and its subsidiaries.

With respect to Dr. de Figueiredo, the Committee and Board considered in particular his knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, and corporate regulatory and political strategy.
With respect to Mr. Dhoré, the Committee and Board considered in particular his experience as Senior Vice President and Chief Data and Analytics Officer of Equifax, Inc., his experience and expertise in the areas of big data analytics, customer engagement and development, customer insights, marketing, brand management, CRM, and strategic planning across technology, financial services and publishing verticals.
With respect to Mr. Dirks, the Committee and Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as CEO of our insurance subsidiaries for many years, his service on insurance-related associations and foundations, his public service prior to joining the Company, and his extensive experience and expertise in the areas of management, accounting and finance. The Committee and Board also considered Mr. Dirks' deep knowledge and understanding of the Company as a result of his service as our President and Chief Executive Officer and a Director, as well as his familiarity with the Company's history and culture, all of which allow him to provide an invaluable perspective during Board discussions.
With respect to Ms. Glenn, the Committee and Board considered in particular her leadership experience as the CEO and majority owner of her marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.
With respect to Ms. Higgins, the Committee and Board considered in particular her more than 25 years of experience in customer relations management designing end-to-end strategies for measurement, valuation, improvement, risk assessment, communications, research, and engagement for large companies spanning from power, insurance, airlines, and world wide resorts, as well as her board experience.
With respect to Mr. McColgan, the Committee and Board considered in particular his experience as a Partner of PricewaterhouseCoopers LLP and the various leadership positions held and his significant experience and expertise in the areas of assurance, risk management, and advising businesses primarily in the financial services industry.
With respect to Ms. Mockard, the Committee and Board considered in particular her experience as a Principle and consultant to financial and technology companies and investors' start up businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or Committee, to which the communication is directed.

PROPOSAL 2
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers ("NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis compensation tables and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted to a stockholder vote at the Annual Meeting:
"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
2018 Company Performance and Executive Compensation Outcomes

•
We delivered strong financial results in 2018, growing book value per share from $29.07 at December 31, 2017 to $31.08 at December 31, 2018, which represents a 9.7% increase after taking into account $0.80 of dividends declared in 2018;

•
Our strong financial performance in 2018 resulted in an Adjusted GAAP Accident Year Combined Ratio of 97.2%. This was significantly above the threshold performance (the "Bonus Hurdle") of 101.7%, and resulted in bonus awards to our Named Executive Officers ("NEOs") of 106.2% of their respective bonus targets;

•
We achieved a two-year average adjusted return on stockholders' equity ("AROE") for calendar years 2017 and 2018 of 11.5% for our 2017 performance share grant (as adjusted for the effects of the Tax Cuts and Job Act of 2017), which will pay out in 2020 at 200% of target, subject to the satisfaction of vesting requirements;

•
We achieved a two-year average AROE for calendar years 2016 and 2017 of 9.3% for our 2016 performance share grant, which was paid out at 200% of target in January 2019, following a one-year vesting period; and

•	Our NEOs earned modest increases in 2018 base salaries based on factors such as the individual's performance, changes in responsibilities, tenure and market trends.
Overview of Our 2018 Executive Compensation Program
We believe our program:

•	Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;

•	Aligns pay and performance by linking incentive compensation with combined ratio and AROE, which are key financial drivers of our stock price;

•	Emphasizes long-term equity compensation tied to AROE and stock price; and

•	Discourages excessive or undue risk taking.
Highlights of Our Executive Compensation Program
Our program includes the following:
What our Program Does:

•	Emphasizes Performance-Based Compensation:

◦	Long Term: We continue to align a significant portion of our compensation with long-term performance by heavily weighting our use of long-term equity compensation (48% of CEO target direct compensation vs. 41% for peer CEOs). Performance shares comprise approximately 65% of the award, placing substantially less weight (the remaining approximately 35%) on restricted stock units ("RSUs").

◦	Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.

•
Has a Diversified Mix of Performance Metrics: We use AROE for the performance shares metric, and we use Adjusted Accident Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.

•	Mitigates Risk with Good Corporate Governance:

◦
Possesses a Robust Clawback ("Incentive Recovery") Policy: We have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.

◦	Limits the Amount of Awards Provided: All of our incentive plans have a maximum limit on the amount of awards provided to our NEOs.

◦	Uses Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

◦
Imposes Long-Term Vesting and Performance Requirements: Our 2018 RSUs were granted with annual vesting over a four-year period, and our 2018 performance share awards cover a two-year performance period plus an additional one-year vesting period.

◦	Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.
What our Program Does Not Do:

•	Change-in-Control Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•	Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Amended and Restated Equity and Incentive Plan (the "Equity Plan").

•	Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits such as SERPs or pension plans.
Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3
INDEPENDENT ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP ("Ernst & Young") as Employers Holdings' independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2019 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since we became a publicly traded company. This continuity enables Ernst & Young to gain extensive knowledge of the Company's operations, policies, procedures and internal controls. Ernst & Young rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees and Public Company Accounting Oversight Board ("PCAOB") reports on the firm, among other factors. The Audit Committee has appointed Ernst & Young as the Company's independent auditor to examine the financial statements of Employers Holdings and its subsidiaries for the 2019 calendar year.
A representative of Ernst &Young will be available at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings' independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
SUMMARY
2018 Company Performance and Executive Compensation Outcomes

•
We delivered strong financial results in 2018, growing book value per share from $29.07 at December 31, 2017, to $31.08 at December 31, 2018, which represents a 9.7% increase after taking into account $0.80 of dividends declared in 2018;

•
Our strong financial performance in 2018 resulted in an Adjusted GAAP Accident Year Combined Ratio of 97.2%. This was significantly above the threshold performance (the "Bonus Hurdle") of 101.7%, and resulted in bonus awards to our Named Executive Officers ("NEOs") of 106.2% of their respective bonus targets;

•
We achieved a two-year average adjusted return on stockholders' equity ("AROE") for calendar years 2017 and 2018 of 11.5% for our 2017 performance share grant (as adjusted for the effects of the Tax Cuts and Job Act of 2017), which will pay out in 2020 at 200% of target, subject to the satisfaction of vesting requirements;

•
We achieved a two-year average AROE for calendar years 2016 and 2017 of 9.3% for our 2016 performance share grant, which was paid out at 200% of target in January 2019, following a one-year vesting period; and

•	Our NEOs earned modest increases in 2018 base salaries based on factors such as the individual's performance, changes in responsibilities, tenure and market trends.
Overview of Our 2018 Executive Compensation Program
We believe our program:

•	Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;

•	Aligns pay and performance by linking incentive compensation with combined ratio and AROE, which are key financial drivers of our stock price;

•	Emphasizes long-term equity compensation tied to AROE and stock price; and

•	Discourages excessive or undue risk taking.
Highlights of Our Executive Compensation Program
What our Program Does:

•	Emphasizes Performance-Based Compensation:

◦
Long Term: We continue to align a significant portion of our compensation with long-term performance by heavily weighting our use of long-term equity compensation (48% of CEO target direct compensation vs. 41% for peer CEOs). Performance shares comprise approximately 65% of the award, placing substantially less weight (the remaining approximately 35%) on restricted stock units ("RSUs").

◦	Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.

•
Has a Diversified Mix of Performance Metrics: We use AROE for the performance shares metric, and we use Adjusted Accident Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.

•	Mitigates Risk with Good Corporate Governance:

◦
Possesses a Robust Clawback ("Incentive Recovery") Policy: We have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.

◦	Limits the Amount of Awards Provided: All of our incentive plans have a maximum limit on the amount of awards provided to our NEOs.

◦	Uses Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

◦
Imposes Long-Term Vesting and Performance Requirements: Our 2018 RSUs were granted with annual vesting over a four-year period, and our 2018 performance share awards cover a two-year performance period plus an additional one-year vesting period.

◦	Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.
What our Program Does Not Do:

•	Change-in-Control Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•	Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Amended and Restated Equity and Incentive Plan (the "Equity Plan").

•	Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits such as SERPs or pension plans.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. As in prior years, at the 2018 annual meeting of our stockholders, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program ("Say on Pay") were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In addition, the Board will continue its policy of holding an annual stockholder advisory vote on our executive compensation program.
DETAILS OF OUR 2018 COMPENSATION PROGRAM
Our Named Executive Officers
The subsequent sections provide a discussion and analysis of the material elements of our current program outlined briefly above. For 2018, our NEOs were:

•	Douglas D. Dirks, President & Chief Executive Officer ("CEO")

•	Michael S. Paquette, Executive Vice President ("EVP") & Chief Financial Officer ("CFO")

•	Stephen V. Festa, EVP & Chief Operating Officer ("COO")

•	Lenard T. Ormsby, EVP & Chief Legal Officer ("CLO"). Mr. Ormsby retired from the Company on January 2, 2019.

•	John P. Nelson, EVP & Chief Administrative Officer ("CAO")
How Executive Compensation Was Determined
The Compensation Committee oversees our executive compensation program, and, to this end, the Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants, at the Company's expense. During 2018, the Compensation Committee sought advice and recommendations from its independent compensation consultant regarding the compensation of all of our NEOs, as well as recommendations from the CEO concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee has again engaged Pay Governance, LLC ("Pay Governance") to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the Company's 2018 short and long-term incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practice. For our 2018 compensation program, Pay Governance provided the Compensation Committee with detailed compensation data regarding the target and actual compensation of the CEO and other named executive officers of the companies in our peer group for comparison purposes, and also with specific recommendations for each element of the CEO's compensation. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2018.
Our Peer Group
We also engaged Pay Governance to review our 2017 peer group for the purpose of proposing our 2018 peer group. Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity and total shareholder return) and financial performance (combined ratio and net income). As a result of its review, Pay Governance concluded that the 2017 peer group remained an appropriate peer group for compensation benchmarking purposes for 2018, except that National Interstate Corporation needed to be removed from the peer group because it had been acquired, and recommended this revised peer group to the Compensation Committee. Pay Governance based its conclusion on its evaluation of the Company's competitors, potential talent pool, market and performance. The Compensation Committee approved the 2018 peer group as recommended.
The companies in our 2018 peer group were as follows:

Peer Group
● AMERISAFE, Inc.	● AmTrust Financial Services, Inc.	● Argo Group International Holdings, Ltd.
● Donegal Group Inc.	● EMC Insurance Group, Inc.	● Hallmark Financial Services, Inc.
● OneBeacon Insurance Group, Ltd.	● ProAssurance Corporation	● Protective Insurance Corporation
● RLI Corp	● Safety Insurance Group, Inc.	● Selective Insurance Group, Inc.
● State Auto Financial Corporation	● The Navigators Group, Inc.	● United Fire Group, Inc.
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting the CEO's compensation, considered the CEO's performance, Company performance, peer group and general market trends and retention considerations. The Compensation Committee also independently collected input on the CEO's performance from the Board as part of a formal evaluation process, and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in consultation with Pay Governance, in making a final decision. The Compensation Committee deliberated on the compensation of the CEO in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of the CEO in determining compensation for the other NEOs. The CEO's input included his opinions regarding the performance of the other NEOs, and recommendations regarding the levels of base salary and short and long-term incentive grants for each of the other NEOs. The CEO also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of the CEO in conjunction with Company performance, peer group and general market trends, retention considerations and advice and recommendations from Pay Governance in determining the components, as well as the aggregate values of the other NEOs' compensation.

Elements of Our 2018 Executive Compensation Program
The following sections discuss each of the components of our executive compensation program as approved by the Compensation Committee. As discussed above, in developing the 2018 executive compensation program, the Compensation Committee considered the trends and practices of the Company's peer group, advice and recommendations provided by Pay Governance and the recommendations of the CEO, and determined that the following components would be appropriate for the 2018 executive compensation program:

•	Base salary

•	Annual cash incentive bonuses

•	Long-term incentives (performance shares and RSUs)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment, or in connection with a change-in-control
Set forth below is a chart showing our CEO's total target direct compensation mix (i.e., base salary, short-term incentive (STI) program and long-term incentive (LTI) program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits whose values are derived from base salary levels. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive data and trends from our peer group, as well as related recommendations made by the CEO regarding the other NEOs.
In 2018, the Compensation Committee determined the salary increases of our NEOs by taking into account the factors listed above, the CEO's recommendations to reward the NEOs based on their performance and their scopes of responsibility, and the Compensation Committee's continued commitment to emphasize performance-based compensation over other forms of compensation. As a result, the Compensation Committee granted modest salary increases to our NEOs. These increases became effective April 1, 2018.

The table below shows the current 2018 annual base salary rate for each NEO and how this rate compared to the 2017 final annual base salary rate:

Name	2017 Annual Base Salary Rate	2018 Annual Base Salary Rate	Change to 2017 Annual Base Salary Rate
Douglas D. Dirks	$882,000	$910,000	3.2%
Michael S. Paquette	460,000	475,000	3.3
Stephen V. Festa	510,000	530,000	3.9
Lenard T. Ormsby	475,000	490,000	3.2
John P. Nelson	375,000	390,000	4.0
Annual Cash Incentive Bonuses
Under our 2018 annual cash incentive bonus program (which is administered under our Equity Plan), each of our NEOs was eligible to receive a bonus only if a pre-established financial goal had been achieved. The Compensation Committee believed that the annual cash incentive bonus was a key component of our 2018 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2018 performance, and (3) provide competitive compensation opportunities for our NEOs.
Performance Measurement
For 2018, the Compensation Committee, after consulting with Pay Governance, concluded that, as in prior years, a performance goal based on Adjusted GAAP Accident Year Combined Ratio metric was an effective and prevalent measure of management performance for an insurance holding company, and also would align the annual cash incentive bonus with a key financial goal that impacts stockholder value and excludes certain items that have limited significance in our current and ongoing operations. As before, the Compensation Committee found that the combined ratio metric:

(1)	utilizes a measure of the operating insurance companies' profitability;

(2)	balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;

(3)	provides a meaningful incentive for management to pursue increasing levels of operating profitability; and

(4)	is a common industry measure for assessing company performance.
For 2018, as in 2017, the Compensation Committee established only one performance level, the Bonus Hurdle, below which no annual bonus payment would be paid to our NEOs under the program. However, the annual bonus program design enables the Compensation Committee to use its negative discretion to reduce but not increase the value of the annual bonuses based on various criteria that it considers appropriate at the time the values of the grant payments are ultimately determined.
For 2018, the performance goal was based on how the Company's Adjusted GAAP Accident Year Combined Ratio for the 2018 calendar year compared to the pre-established Bonus Hurdle of 101.7%. The Bonus Hurdle was intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance. For purposes of the 2018 annual bonus program, Adjusted GAAP Accident Year Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense + Underwriting and Other Operating Expenses – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment+/- Impact of prior year loss reserve development )

Net Premiums Earned
The Company's Adjusted GAAP Accident Year Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2018.
Bonus Target Awards
In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. After consultation with Pay Governance, the Compensation Committee increased Mr. Dirks' annual bonus target from 90% to 100% in recognition of his strengths, achievements and contributions to the Company and increased Mr. Paquette's percentage from 55% to 60% and Mr. Festa's percentage from 55% to 65%, in each case, in recognition of the executive's increased responsibilities with the Company and to bring the executive's percentage into alignment with similarly situated executives at peer companies. The Compensation Committee did not change the annual bonus targets of the remaining NEOs.
The annual bonus targets for 2018 were as follows:

Name	2018 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	100%
Michael S. Paquette	60
Stephen V. Festa	65
Lenard T. Ormsby	55
John P. Nelson	55
For 2018, our NEOs could earn an annual cash incentive bonus of up to 200% of the NEOs' respective targets, but only if corporate performance was better than the pre-established Bonus Hurdle, that is, less than or equal to an Adjusted GAAP Accident Year Combined Ratio of 101.7%. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs' annual bonuses, based on criteria selected by the Compensation Committee for this purpose. This discretion was designed to be exercised on a case by case basis.
2018 Fiscal Year Results
In 2018, the Company achieved an Adjusted GAAP Accident Year Combined Ratio of 97.2%, which was significantly better than the Bonus Hurdle of 101.7%. In determining the actual annual cash incentive bonus awards, the Compensation Committee evaluated each of our NEO's performance, responsibilities, accomplishments and contributions to the Company during 2018, with advice from the CEO regarding the other NEOs.
As a result of this evaluation, the Compensation Committee awarded the NEOs annual bonus awards of 106.2% of their respective targets. The annual bonus awards were as follows:
Mr. Dirks was award $966,420 in recognition of his leadership of the Company, including directing its strong 2018 financial performance, guiding the creation of the Company's direct to customer business strategy and setting a strong tone at the top to reinforce the Company's core values.
Mr. Paquette was awarded $302,670 in recognition of his successful implementation of alternative investment strategies, pursuit of strategic opportunities and successful execution of his duties and responsibilities leading the financial and planning functions of the Company.
Mr. Festa was awarded $365,859 for his leadership of the Company's insurance operations, his contribution to the strong 2018 financial results, and his development and implementation of key strategic data and analytic initiatives.
Mr. Ormsby was awarded $286,209 for his leadership of the Company's legal and regulatory responsibilities and his counsel to the Board as Corporate Secretary.
Mr. Nelson was awarded $227,799 for his contributions to the Company's administrative and human resource functions, key outsourcing initiatives and support of significant change management programs.

As described above, our NEOs received bonuses under the 2018 annual cash incentive bonus program in the amounts, and as a percentage of their 2018 bonus target, as set forth in the following table.

Name	Percentage of 2018 Bonus Target	Cash Bonus Amount
Douglas D. Dirks	106.2%	$966,420
Michael S. Paquette	106.2	302,670
Stephen V. Festa	106.2	365,859
Lenard T. Ormsby	106.2	286,209
John P. Nelson	106.2	227,799
Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourage our NEOs to pursue and execute long-term strategies for increasing stockholder value. This program also serves as an important retention and recruiting tool in securing a highly-qualified senior management team.
In March 2018, the Compensation Committee approved long-term incentive grants under the Equity Plan. As in 2017, approximately 65% of the aggregate value of these grants was in the form of performance shares and the remaining 35% of the aggregate value of these grants was in the form of RSUs (each unit having the value of one share of common stock).
The Compensation Committee designed the compensation structure to ensure that a significant portion of our NEOs' compensation (specifically, annual cash incentive bonuses and performance shares) was performance based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee, with advice from Pay Governance, reviewed the relative total compensation opportunities (cash plus long-term incentives), relative responsibilities, the replacement/retention risk, the executive's potential at the Company, individual performance, and tenure with the Company. The Compensation Committee also considered Company performance, and peer group and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors.
The design of the components of our long-term incentive program reflects this review, and is described below.
Performance Shares
2018 Grants
The general design of our performance shares has not changed since 2017. As described below, our 2018 performance share awards differ only slightly from our 2017 award. Specifically, the performance shares granted to our NEOs in March 2018 were based upon our achievement of a metric tied to adjusted return on stockholders' equity, or AROE, measured over a two-year period, followed by an additional one-year vesting requirement, so that the grants have a three-year structure. This metric, which was used for our 2017 grants was again chosen for 2018 because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating stockholder value over a sustained period of time, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals, and therefore will more effectively motivate and retain our executives. The two-year performance period was again chosen because of the difficulty in determining meaningful benchmarks over a longer period of time. The additional one-year vesting requirement gives the awards an overall three-year retention period. However, because of an accounting change adopted in 2018, the definition of AROE for the 2018 performance share grants, unlike for the 2017 grants, excludes from the calculation unrealized gains and losses from equity securities (in addition to previously excluded realized gains and losses from all investments).
As in 2017, dividend equivalents will be credited to outstanding performance shares upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the performance shares are satisfied. In that event, payment would be made, in cash, when the underlying performance shares are distributed.
In recognition of Mr. Ormsby's contributions to the Company and in contemplation of his retirement on January 2, 2019, his 2018 performance share grant was designed with a different retirement provision from the other grants. Upon his retirement, his 2018 performance shares would become 100% vested, instead of the standard prorated acceleration provided in both the other NEOs' grants and Mr. Ormsby's prior grants.
The performance share grants made to our NEOs in 2018 are set out and described in the Summary Compensation Table on page 30 and the Grants of Plan-Based Awards Table on page 32. Specifically, for the performance period commencing on January 1, 2018, and ending on December 31, 2019, the performance goals selected were based on how the Company's AROE over this period compares to pre-determined levels, which were intended to be challenging, but achievable.
The pre-established threshold, target and maximum levels for AROE and the corresponding payouts as a percentage of the target number of performance shares awarded are as follows:

	Company's Two-Year Adjusted Return on Stockholders' Equity	Payout as a Percentage of Target
Maximum	>10.4%	200%
Target	7.1%-7.9%	100
Threshold	6.1%	50
For purposes of the 2018 performance share grant, AROE will be calculated based on the financial information disclosed in the Company's Annual Financial Statements, for each of the 2018 and 2019 fiscal years, and is defined as follows:
Adjusted Return on Stockholders' Equity = ((GAAP Net Income - Impact from the LPT Agreement - (Realized and unrealized gains on Investments, net x (1 - the Enacted Tax Rate)) + (Amortization of Intangibles x (1 - the Enacted Tax Rate))) / (Avg. (prior year Adjusted Stockholders' Equity + current year Adjusted Stockholders' Equity)))
Impact from the LPT Agreement = Amortization of the Deferred Gain related to losses + amortization of the Deferred Gain related to contingent commission + impact of LPT Reserve Adjustments + impact of LPT Contingent Commission Adjustments.
Adjusted Stockholders' Equity = Stockholders equity including deferred reinsurance gain-LPT Agreement less Accumulated other comprehensive income, net.
The Enacted Tax Rate is the corporate tax rate established by law for the applicable tax year relevant to the Company or otherwise described as the statutory tax rate.
The Company's two-year Adjusted Return on Stockholders' Equity is the average of the 2018 Adjusted Return on Stockholders' Equity and the 2019 Adjusted Return on Stockholders' Equity.
As mentioned above, a one-year vesting requirement starts at the end of the 2018 – 2019 performance period. Payouts, if any, would be made by March 2021.
Results for the 2016 Performance Share Grants
In 2016, the then-current Compensation Committee awarded performance shares for the 2016 – 2017 performance period, which was followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the Company's 2016 Annual Meeting of Stockholders and, as described in the proxy statement for the Company's 2018 Annual Meeting of Stockholders, achievement of the performance goals were certified by the Compensation Committee serving at that time at 200% of target, the maximum level of achievement. This achievement reflected Company performance that significantly exceeded expectations. The structure of these awards and their performance goals are substantially similar to those described above for the 2018 grant, and the performance goals were based upon our achievement of a metric based on our adjusted return on stockholders' equity compared to pre-determined levels. The resulting numbers of shares awarded to our NEOs are set forth below and are also provided in the Option Exercises and Stock Vested for 2018 table on page 34.

Name	Number of Shares Awarded for the 2016 – 2017 Performance Period
Douglas D. Dirks	57,240
Michael S. Paquette	—
Stephen V. Festa	22,466
Lenard T. Ormsby	17,282
John P. Nelson	18,146
Mr. Paquette was not employed with the Company when the performance shares for the 2016 – 2018 cycle were granted and therefore was not eligible for that grant.
Performance Goal Certification for the 2017 Performance Share Grants
In 2017, the then-current Compensation Committee awarded performance shares, which, like the 2016 and 2018 performance shares described above, have a two-year performance period (calendar years 2017 and 2018) followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the Company's 2018 Annual Meeting of Stockholders. The structure of these awards and their performance goals are substantially similar to those described above for the 2018 performance share grants. The current Compensation Committee has certified that the Company had earned a level of achievement that is 200% of target, the maximum level of achievement. This level was the result of corporate performance that significantly exceeded the target performance goal set forth by the Compensation Committee for payout under the grant. These awards are included in the Outstanding Equity Awards at 2018 Fiscal Year-End table on page 33, and generally will become payable in 2020, following the one-year vesting period.
Restricted Stock Units
Our NEOs received grants of time-vesting RSUs in March 2018. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. Dividend equivalent units will be credited during the vesting periods, but will be paid only if the vesting requirements are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2018 to our NEOs are set out and described in the Summary Compensation Table on page 30 and the Grants of Plan-Based Awards Table on page 32. As with the performance share grant, Mr. Ormsby's RSU grant was designed with a different retirement provision from the other grants. Upon his retirement, his RSUs would become 100% vested, instead of having 50% of his then-unvested RSUs vest (and the remainder forfeited), which is what has been provided in both the other NEOs' grants and Mr. Ormsby's prior grants.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and some of our NEOs also receive airline travel club memberships and country club memberships.
The Compensation Committee, with advice from Pay Governance, has determined that these perquisites are modest and appropriate. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. Airline travel club memberships are provided to our NEOs to facilitate efficient business travel. The country club memberships provide our NEOs with access to quality establishments for business entertainment and encourage them to interface with our community. Certain relocation benefits and related expenses were granted to Mr. Paquette in connection with the amendment and restatement of his employment agreement, as described below. The benefits described above are disclosed in the "All Other Compensation" column of the Summary Compensation Table on page 30.
Employment Agreements
Each of our NEOs is a party to an employment agreement. These employment agreements are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and relating to a change in control.
The agreements with Messrs. Dirks and Paquette, which were scheduled to expire December 31, 2018, have been amended and restated. As so amended, Mr. Dirks' agreement is scheduled to expire December 31, 2021, and Mr. Paquette's agreement is scheduled to expire December 31, 2020. The agreements with Messrs. Festa and Nelson expire December 31, 2019. The agreement with Mr. Ormsby was scheduled to expire December 31, 2019, but he retired from the Company January 2, 2019, and his agreement terminated at that time.
Messrs. Dirks' and Paquette's amended and restated employment agreements are substantially similar to their prior agreements, except that certain restrictive covenants were amended to comply with recently enacted legislation and federal agency requirements relating to employees' whistleblower rights and related issues, and with recent changes in Nevada law regarding the scope of the noncompetition provisions. In addition, Mr. Dirks' new agreement has an initial three-year term and may be renewed for an additional three-year term (in both instances, one year longer than in his prior agreement). Mr. Paquette's agreement was also amended to extend the relocation benefits relating to the sale of his previous home, including an associated gross-up, until December 21, 2020, with the gross-up now capped at $100,000 and to conform his agreement to the agreement generally provided to the other Executive Vice Presidents. Specifically, effective January 1, 2019, his non-change in control related severance was increased from one times to two times his base salary, with the continuation of medical coverage increasing to an 18-month period, from a 12-month period, the noncompetition restrictive covenant was increased to 18 months following Mr. Paquette's termination of employment from a 12-month period, and his change in control-related severance was revised so that the annual bonus component would take into account bonuses paid to him in 2018 and, if applicable, 2019.
None of our employment agreements provide for payments to offset excise taxes related to a change in control ("280G gross-up" payments). Instead, the agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position and, if not, the payments would remain uncapped so that the executive would be responsible for any related excise taxes imposed and the Company would not be entitled to a deduction for the amounts subject to any such excise taxes.
At the various times that the employment agreements were either entered into, negotiated or amended, the Compensation Committee reviewed the terms of the agreements, consulted with, and solicited advice from, Pay Governance, and concluded that the applicable provisions of these agreements were reasonable, appropriate and consistent with market practice.
A more detailed description of these agreements is provided in "Potential Payments upon Termination or Change in Control" on page 34.
Risk Assessment
Management performed a risk assessment to determine whether our compensation program promotes excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in each case, the potential for such risk is low. Pay Governance then reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and likewise concluded that this compensation program is not reasonably likely to have a material adverse effect on the Company, and then reported its results to the full Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes, and found that the program:

•	Provided a balanced mix of fixed and performance-based compensation;

•	Included base salaries that were competitive within our industry;

•
Was comprised of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based upon varying performance goals among our performance-based awards;

•	Provided annual cash incentive bonus awards and performance share awards that were capped at competitive levels;

•
Ensured that a portion of total compensation was linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;

•
Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;

•
Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value; and

•	Included clawback, grant, and retention policies (as described below) which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated.
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders and are intended to motivate our executive officers to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new ten-year period to achieve the number of shares will begin on the effective date of the change of position.

Position	Multiple of Base Salary
CEO	4x
Executive Vice President	3x
Senior Vice President	2x
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Grant Policy and Guidelines
The Compensation Committee has adopted an equity grant policy that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, performance shares and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2018 annual grants to the NEOs requires that all equity grants, other than new hire grants and certain grants to non-officers, be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.
"Clawback" Policy
We have a "clawback" policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.

Specifically, if a grantee engages in certain conduct considered harmful to the Company either during, or following termination of, employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under our Equity Plan (which include all equity and cash incentive awards granted to our NEOs), (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring potential final regulations and exchange listing standards regarding clawback requirements and will modify or implement new policies as may become necessary or be deemed appropriate.
Policies Regarding Hedging and Pledging
The Company's Insider Trading Policy prohibits Directors and other Company insiders, which include our NEOs, from making "short sales" of the Company's equity securities, or otherwise speculating in the Company's equity securities, as these activities may place the personal gain of the Director or other insider in conflict with the best interests of the Company and its stockholders. Additionally, the equity grants made to the Company's officers, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Equity Plan. The SEC has released final rules regarding required disclosure of hedging and pledging policies, which will become effective for the Company next year. In the meantime, we will be reviewing our hedging and pledging policies, and will disclose these policies, as required, at that time.
Tax and Accounting Considerations
When structuring our compensation programs and granting awards, bonuses and other forms of compensation, the Compensation Committee considers, among other things, the applicable tax and accounting treatment and implications. Under Section 162(m) of the Internal Revenue Code, as recently amended by the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), the Company will not be able to deduct compensation in excess of $1,000,000 paid to its covered employees, unless that compensation is grandfathered. The Compensation Committee will be taking into account the effects of the Tax Act when making compensation decisions, but, at the same time, will make compensation decisions that reflect the Company's compensation principles and philosophy. The amount of incremental income tax associated with the deduction lost for 2018 was de minimis.
COMPENSATION COMMITTEE REPORT
The individuals listed below serve or have served on the Compensation Committee during 2018, and each is an Independent Director. These members reviewed and discussed with the Company's management those portions of the above Compensation Discussion and Analysis applicable to their respective terms on the Compensation Committee and based on the reviews and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
/s/ Compensation Committee
Richard Blakey, Chair commencing May 24, 2018
Valerie R. Glenn, Chair until May 23, 2018
James R. Kroner until May 23, 2018
Jeanne L. Mockard, commencing March 1, 2018

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2018, 2017 and 2016 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2018. These five officers are referred to as our NEOs in the following tables:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer, EHI	2018	916,361	—	1,907,601	—	966,420	—	54,849	3,845,231
	2017	886,221	—	1,940,709	—	990,000	—	65,024	3,881,954
	2016	871,338	—	2,040,203	196,930	1,470,500	—	58,758	4,637,729
Michael S. Paquette Executive Vice President and Chief Financial Officer, EHI(5)	2018	475,564	—	566,820	—	302,670	—	42,257	1,387,311
	2017	451,040	—	570,753	—	375,000	—	104,044	1,500,837
Stephen V. Festa Executive Vice President and Chief Operating Officer, EHI	2018	529,772	—	820,710	—	365,859	—	39,258	1,755,599
	2017	512,286	—	727,891	—	340,000	—	36,268	1,616,445
	2016	494,411	—	736,549	77,255	550,000	—	36,036	1,894,251
Lenard T. Ormsby Executive Vice President and Chief Legal Officer, EHI	2018	500,013	—	566,820	—	286,209	—	39,171	1,392,213
	2017	485,943	—	527,964	—	335,000	—	35,365	1,384,272
	2016	469,626	—	566,586	59,431	511,500	—	37,833	1,644,976
John P. Nelson Executive Vice President and Chief Administrative Officer, EHI	2018	389,687	—	543,446	—	227,799	—	48,780	1,209,712
	2017	375,892	—	554,487	—	280,000	—	45,337	1,255,716
	2016	364,557	—	594,922	62,397	401,500	—	43,898	1,467,274

(1)	Salary includes base salary and payments for vacation, holiday, and sick days and income recognized with respect to excess life insurance provided by the Company.

(2)
The amounts in the "Stock Awards" column for 2018 consist of performance shares (PSUs) and RSUs granted in 2018 under the Equity Plan. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for 2018 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. All other assumptions used to calculate the expense amounts shown for 2018 are set forth in Note 14 to the 2018 Consolidated Financial Statements. The PSUs are units each of which is equal to the value of one share of our common stock. Dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid (in cash) only if these performance goals are achieved and all other requirements tied to the payment of the performance shares are satisfied. The PSUs and accrued dividends will be settled as of the end of the one-year vesting period that follows a two-year performance period to the extent that the applicable performance goals have been achieved and the applicable vesting requirements have been satisfied. The values of the PSUs as of the grant date at maximum level of achievement for Messrs. Dirks, Paquette, Festa, Ormsby, and Nelson were $2,132,676, $633,516, $917,228, $633,516, and $607,724, respectively. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. Dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the applicable vesting requirements are satisfied. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 32.

(3)
The Non-Equity Incentive Plan Compensation in this table reflects the annual cash incentive bonus, if any, earned under this plan by each of our NEOs with respect to 2018, which was paid in the first quarter of 2019.

(4)	Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Cash Dividends Paid ($)(a)	Excess Accrued Vacation(b) ($)	Life Insurance Premiums ($)	Personal Benefits(c) ($)	Health Savings Account Contribution ($)	Total ($)
Douglas D. Dirks	2018	15,600	—	11,000	2,976	17,500	6,417	156	1,200	54,849
Michael S. Paquette	2018	14,400	3,390	11,000	876	9,135	1,188	1,069	1,200	42,258
Stephen V. Festa	2018	14,400	—	11,000	1,116	10,192	1,260	90	1,200	39,258
Lenard T. Ormsby	2018	14,400	—	11,000	808	9,423	797	1,543	1,200	39,171
John P. Nelson	2018	14,400	11,812	11,000	848	7,500	973	1,047	1,200	48,780

a.	Cash dividends are paid for accrued dividends on eligible RSUs and PSUs upon satisfaction of the vesting and/or performance requirements and when the shares are distributed.

b.
For each NEO, excess accrued vacation represents the dollar value of vacation accrued during 2018, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the NEOs' base salaries in effect on December 31, 2018.

c.
Personal benefits include the aggregate incremental costs associated with the NEOs' and their guests' (i.e., spouse, family member or similar guest) attendance at board meetings and/or board activities. Also included are the aggregate incremental costs associated with the NEOs' professional memberships.

(5)	Mr. Paquette commenced employment on January 1, 2017.
GRANTS OF PLAN-BASED AWARDS
Non-Equity Incentive Plan Awards
2018 Annual Cash Incentive Bonus Program. As discussed above, the 2018 annual cash incentive bonus program provides for a cash bonus payable only upon the Company's achievement of a pre-established corporate goal (which for 2018, was based on adjusted GAAP accident year combined ratio), referred to as the Bonus Hurdle (subject to the Compensation Committee's discretion to reduce the bonus amounts based on criteria selected by the Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2018, the target bonus award percentages were as follows: for Mr. Dirks, 100%, for Mr. Paquette, 60%, for Mr. Festa, 65%, and for each of the remaining NEOs, 55%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2018 bonus program by our NEOs are reflected in the Summary Compensation Table above in the "Non-Equity Incentive Plan Compensation" column. The cash bonus opportunities under this program for 2018 for these NEOs at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
Performance Shares and RSUs
As discussed above, the Company granted performance shares (PSUs) and RSUs to our NEOs in 2018 under the Equity Plan.
PSUs are equity awards granted to cover a two-year performance period commencing on January 1, 2018, and ending on December 31, 2019. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which is determined at the end of the performance period. The performance goals are based on the Company's adjusted return on shareholders' equity for the period from January 1, 2018, until December 31, 2019, compared to a pre-established goal. A one-year vesting period then follows the two-year performance period. At target level of achievement, 100% of the number of PSUs granted would be earned, at threshold level, 50% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the performance shares are satisfied. In that event, payment would be made, in cash, when the underlying performance shares are distributed. PSUs awarded for 2018 are set forth under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column below.

The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15, 2019, and on each of the first three anniversaries of the first vesting date. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2018 are set forth under the "All Other Stock Awards" column below.
No stock options were granted in 2018.
Grants of Plan-Based Awards in 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas D. Dirks	n/a	—	910,000	1,820,000	—	—	—	—	—	—	—
	3/7/2018	—	—	—	13,230	26,460	52,920	—	—	—	1,332,923
	3/7/2018	—	—	—	—	—	—	14,260	—	—	574,678
Michael S. Paquette	n/a	—	285,000	570,000	—	—	—	—	—	—	—
	3/7/2018	—	—	—	3,930	7,860	15,720	—	—	—	395,948
	3/7/2018	—	—	—	—	—	—	4,240	—	—	170,872
Stephen V. Festa	n/a	—	344,500	689,000	—	—	—	—	—	—	—
	3/7/2018	—	—	—	5,690	11,380	22,760	—	—	—	573,268
	3/7/2018	—	—	—	—	—	—	6,140	—	—	247,442
Lenard T. Ormsby	n/a	—	269,500	539,000	—	—	—	—	—	—	—
	3/7/2018	—	—	—	3,930	7,860	15,720	—	—	—	395,948
	3/7/2018	—	—	—	—	—	—	4,240	—	—	170,872
John P. Nelson	n/a	—	214,500	429,000	—	—	—	—	—	—	—
	3/7/2018	—	—	—	3,770	7,540	15,080	—	—	—	379,828
	3/7/2018	—	—	—	—	—	—	4,060	—	—	163,618

(1)
For the Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects the value of the annual cash incentive bonus based on the annual target percentage of base salary rate, and Maximum reflects achievement of the Bonus Hurdle without regard to the exercise of any negative discretion by the Compensation Committee, which would be 200% of the Target percentage of base salary rate.

(2)
Amounts shown are the number of PSUs granted to the NEOs in March 2018. Threshold reflects 50% of the value at Target, Target reflects 100% of the value of the award and Maximum reflects 200% of the value of the award at Target. The PSUs will become distributable in 2021, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2019, and subject to the satisfaction of the vesting requirements. The vesting period ends on December 31, 2020.

(3)	Amounts shown are the number of RSUs granted to each of the NEOs in March 2018. The RSUs will vest as to 25% of the units on March 15, 2019, and on each of the next three anniversaries of that date.

(4)	No stock options were granted in 2018.

(5)
Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2018 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding "Compensation Discussion and Analysis," which provides detailed information regarding our compensation philosophy and objectives, and "Potential Payments Upon Termination or Change in Control," below, which provides a description of the material terms of the employment and other compensatory arrangements with our NEOs.
Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2018:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	3/7/2018	—	—	—			14,260	598,492	52,920	2,221,052
	3/8/2017	—	—	—			11,160	468,385	55,240	2,318,423
	3/14/2016	11,750	11,750	—	27.72	3/14/2023	10,756	451,429	—	—
	3/10/2015	19,650	6,550	—	24.20	3/10/2022	5,751	241,369	—	—
	3/11/2014	37,144	—	—	20.87	3/11/2021	—	—	—	—
	3/19/2013	36,200	—	—	22.23	3/19/2020	—	—	—	—
Michael S. Paquette	3/7/2018	—	—	—			4,240	177,953	15,720	659,768
	3/8/2017	—	—	—			3,285	137,871	16,240	681,593
Stephen V. Festa	3/7/2018	—	—	—			6,140	257,696	22,760	955,237
	3/8/2017	—	—	—			4,185	175,644	20,720	869,618
	3/14/2016	2,305	4,610	—	27.72	3/14/2023	3,064	128,596	—	—
	3/10/2015	1,975	1,975	—	24.20	3/10/2022	1,275	53,512	—	—
	3/11/2014	257	—	—	20.87	3/11/2021	—	—	—	—
Lenard T. Ormsby	3/7/2018	—	—	—			4,240	177,953	15,720	659,768
	3/8/2017	—	—	—			3,030	127,169	15,040	631,229
	3/14/2016	3,546	3,546	—	27.72	3/14/2023	2,357	98,923	—	—
	3/10/2015	5,850	1,950	—	24.20	3/10/2022	1,250	52,463	—	—
	3/11/2014	8,100	—	—	20.87	3/11/2021	—	—	—	—
John P. Nelson	3/7/2018	—	—	—			4,060	170,398	15,080	632,908
	3/8/2017	—	—	—			3,180	133,465	15,800	663,126
	3/14/2016	—	3,723	—	27.72	3/14/2023	2,475	103,876	—	—
	3/10/2015	—	1,700	—	24.20	3/10/2022	1,075	45,118	—	—

(1)
The column reflects stock options granted under the Equity Plan in March of each of 2016, 2015, 2014, and 2013. The options vest as to 25% of the shares underlying the grant on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.

(2)
The column reflects RSUs granted under the Equity Plan in March of each of 2018, 2017, 2016, and 2015. The RSUs vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.

(3)
The column reflects the number of PSUs granted in March 2018 and March 2017 under the Equity Plan that would be awarded to the NEOs at the end of the two-year performance period and one-year succeeding vesting period, assuming that the maximum levels of the performance goals have been achieved for each grant. The performance period for the March 2018 and March 2017 PSU grants commenced on January 1, 2018 and January 1, 2017, respectively. The PSUs that were granted in March 2016, and were settled in January 2019, are described in footnotes 1 and 2 to the "Option Exercises and Stock Vested for 2018 Table," below.

Option Exercises and Stock Vested for 2018

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	—	—	77,533	3,343,566
Michael S. Paquette	—	—	1,095	44,621
Stephen V. Festa	2,268	59,263	27,685	1,200,699
Lenard T. Ormsby	32,000	765,940	21,838	945,613
John P. Nelson	7,698	152,889	22,435	972,790

(1)
The number of shares acquired on vesting column reflects (a) the vesting of 25% of the RSUs granted on March 11, 2014, March 10, 2015, March 14, 2016, and March 8, 2017 for each of the NEOs receiving grants in the applicable years; and (b) the value of the PSUs granted on March 14, 2016 based on 200% of target level, which was the maximum level of achievement. The shares underlying the 2016 PSU grant were earned based on the achievement of pre-established corporate performance goals over a two-year performance period, followed by a one-year vesting period.

(2)
The value realized on vesting column reflects (a) the number of shares underlying the RSU grants that vested on March 15, 2018 and March 11, 2017, multiplied by the per share fair market value of the shares as of the respective vesting dates, which were $40.75 (the closing price on March 15, 2018, for the RSUs vesting on that date) and $40.50 (the closing price on March 9, 2018, for the RSUs vesting on March 11, 2018); and (b) the number of shares underlying the PSUs granted on March 14, 2016, following the completion of the two-year performance period and one-year succeeding vesting period that ended on December 31, 2018, multiplied by the per share fair market value of the shares, which was $43.99, as of January 22, 2019, the closing price on the date the PSUs were settled. Mr. Paquette was not employed on the grant date for the March 2016 PSU grant, and therefore he did not receive any payment with respect to that grant.

Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon termination of employment or a change in control as of December 31, 2018, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements, and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
Named Executive Officers' Employment Agreements
As discussed above, each of our NEOs had an employment agreement with the Company in 2018. The employment agreements with Messrs. Dirks and Paquette were scheduled to expire on December 31, 2018, but were amended and renewed so that Mr Dirks' agreement now expires December 31, 2021, and Mr. Paquette's agreement now expires December 31, 2020. The employment agreements with Messrs. Festa, Ormsby and Nelson are scheduled to expire on December 31, 2019. The following summaries describe the terms of the employment agreements with our NEOs, in effect as of December 31, 2018.

If, during the term of each of the employment agreements, the executive's employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in either case, other than during (a)(i) the 24-month period following a change in control of the Company for Mr. Dirks, or (ii) the 18-month period following a change in control of the Company for the remaining NEOs, or (b) for each NEO, during the six-month period prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
severance payments equal to: (1) for Mr. Dirks, three times his base salary payable in bi-weekly installments for 36 months; (2) for Messrs. Festa, Ormsby and Nelson two times base salary payable in bi-weekly installments for 24 months; and, (3) for Mr. Paquette, one times base salary payable in bi-weekly installments for 12 months; and

•
continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium for each of the NEOs other than Mr. Paquette, who would be entitled to such continued health insurance coverage for a 12-month period following termination of employment.

If, during the term of the employment agreement, the executive terminates employment for good reason or the executive's employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either (1)(a) for Mr. Dirks, within 24 months following a change in control, or (b) for the remaining NEOs, within 18 months following a change in control; or (2) for each NEO, within six months prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
a lump sum cash payment equal to: (1) for Mr. Dirks, three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs; (2) for Messrs. Festa, Ormsby and Nelson, two times the sum of the executive's base salary and the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs; and (3) for Mr. Paquette, two times the sum of (a) the executive's base salary and (b) the annual bonus he earned for 2017 (which was $375,000); and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.
In addition, if the executive would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, the executive's change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executive would be better off with the cap, on an after tax basis.
The executives would be subject to certain non-competition and non-solicitation restrictions for: (1) 24 months after the termination date for Mr. Dirks; (2) 18 months following the executive's termination date for the remaining NEOs other than for Mr. Paquette; and (3) for Mr. Paquette, a 12 month non-competition period and an 18 month non-solicitation period following the termination of his employment. Additionally, the executives would be required to sign a global release of liability.
Termination for Death or Disability. In accordance with the Company's policies generally applicable to all employees, if the executive's employment is terminated as a result of disability, the executive would be entitled to a benefit of up to $15,000 per month until the executive reached age 65. In addition, the Company provides life insurance benefits for its senior executives in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Mr. Dirks.
Terms of Equity Awards
Terminations Not Related to a Change in Control:
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the executive's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the executive dies within the one-year period following such termination), but in no event later than the option expiration date, (2) a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance and vesting periods and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the executive's employment is terminated by reason of death or disability, the executive's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the executive's employment terminates by reason of disability and the executive dies during such one-year period, then, the executive's options would remain exercisable for one year following death but in no event later than the option expiration date. In addition, a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the executive's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the executive's employment is terminated by the Company for cause or the executive terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the executive would forfeit any outstanding unvested or unearned awards. If the executive's termination is by the Company for cause, then the executive's vested options would immediately terminate. However, if the executive voluntarily terminates employment, the executive's options would remain exercisable for one year following termination of employment (or one year following death if the executive dies during the post-termination exercise period), but in no event later than the option expiration date. In addition, the executive's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Change in Control Provisions, If Equity Awards are Not Assumed. If the executive's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the executive's options would become fully vested and exercisable and would terminate immediately following the change in control, (2) the executive's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
Change of Control Provisions, If Equity Awards are Assumed. If the executive's options and/or RSUs are assumed or substituted for in connection with a change in control but the executive's employment is terminated without cause during the 24-month period following such change in control, then the executive's RSUs would become fully vested and the executive's options would become fully vested and exercisable. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement. As of December 31, 2018, the retirement provisions in our equity awards would apply only to Messrs. Dirks and Ormsby because they are the only NEOs who would satisfy the criteria necessary to terminate employment by reason of retirement as of that date. Specifically, with respect to their awards (other than Mr. Ormsby's 2018 grants, which are described separately below), upon Mr. Dirks' or Mr. Ormsby's retirement, 50% of their then unvested options would vest and become exercisable as of the date of retirement and all remaining unvested options would be forfeited. In addition, all vested options would remain exercisable for three years following the date of retirement (but not later than the option expiration date) and if the executive were to die during this post-termination exercise period, his vested options would remain exercisable for at least one year following his death (but not later than the option expiration date). With respect to their outstanding RSU awards, 50% of the then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and with respect to the outstanding PSU awards, a prorated portion of the PSUs would be deemed earned based on the number of months that the executive continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him.
Notwithstanding the foregoing, with respect to Mr. Ormsby's 2018 grants, upon his retirement, his 2018 RSUs would become 100% vested, and 100% of his outstanding 2018 PSUs would be deemed earned (instead of a prorated portion as described above), but payment would still be subject to actual Company performance and compliance with the restrictive covenants, as described above.

For purposes of our equity awards, "retirement" is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the executive has given written notice of intent to retire no fewer than six months prior to the date that the executive terminates employment.
2018 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2018 Annual Bonus Program apply to the annual bonuses granted to each of our NEOs for 2018:
Death or Disability. If the executive's employment terminates prior to December 31, 2018, by reason of death or disability, the 2018 annual bonus award would become payable when it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2018, and based on the actual salary that the executive would have earned had the executive remained in employment through December 31, 2018, and subject to, and to the extent of, the actual achievement of the performance goals.
Involuntary Termination Without Cause. If the Company terminates the executive's employment prior to December 31, 2018, other than for cause, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2018, calculated based on the actual salary that the executive would have earned for 2018 had the executive remained in employment through December 31, 2018, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2018, until the executive's date of termination, and the denominator of which is 12.
For Cause; Voluntary Termination. If the Company terminates the executive's employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2018 annual bonuses are paid, other than for any of the reasons described above, then the executive's 2018 annual bonus would terminate and be forfeited immediately.
Change in Control. Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2018 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2018, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, but without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2018, assuming for each NEO, the NEO's annual bonus target percentage multiplied by the NEO's 2018 annual base salary rate without regard to the exercise of any negative discretion by the Compensation Committee, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2018, until the consummation of the change in control, and the denominator of which is 12.
Termination By Reason of Retirement. If the executive terminates employment prior to December 31, 2018, by reason of retirement, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2018, calculated based on the actual salary that the executive would have earned for 2018 had the executive remained in employment through December 31, 2018, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2018, until the executive's date of termination, and the denominator of which is 12, so long as the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him through December 31, 2018. For 2018, Messrs. Dirks' and Ormsby are the only NEOs who would satisfy the criteria necessary to terminate employment by reason of retirement.
Assuming the employment of each of the NEOs had terminated on December 31, 2018, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2018), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans, programs, policies, agreements and arrangements, as provided below.

Employment Termination and Change-in-Control Payments and Benefits

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Douglas D. Dirks
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,730,000	966,420		366,363	32,035	—	—	2,285,966		6,380,783
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,730,000	5,648,500		366,363	32,035	—	—	5,472,456	(3)	14,249,353
Voluntary Termination	—	—		366,363	—	—	—	—		366,363
Termination for Cause	—	—		366,363	—	—	—	—		366,363
Change in Control	—	1,820,000	(4)	—	—	—	—	5,472,456	(5)	7,292,456
Death	—	966,420		366,363	—	2,730,000	—	5,472,456		9,535,239
Disability	—	966,420		366,363	—	—	855,000	5,472,456		7,660,239
Retirement		966,420		366,363				4,450,703		5,783,486
Michael S. Paquette
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	475,000	302,670		73,050	10,837	—	—	674,318		1,535,875
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	950,000	1,320,000		73,050	16,256	—	—	1,327,301	(3)	3,686,607
Voluntary Termination	—	—		73,050	—	—	—	—		73,050
Termination for Cause	—	—		73,050	—	—	—	—		73,050
Change in Control	—	570,000	(4)	—	—	—	—	1,327,301	(5)	1,897,301
Death	—	302,670		73,050	—	1,425,000	—	1,327,301		3,128,021
Disability	—	302,670		73,050	—	—	1,710,000	1,327,301		3,413,021
Stephen V. Festa
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,060,000	365,859		205,885	32,035	—	—	889,158		2,552,937
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,060,000	1,616,000		205,885	32,035	—	—	2,063,473	(3)	4,977,393
Voluntary Termination	—	—		205,885	—	—	—	—		205,885
Termination for Cause	—	—		205,885	—	—	—	—		205,885
Change in Control	—	689,000	(4)	—	—	—	—	2,063,473	(5)	2,752,473
Death	—	365,859		205,885	—	1,500,000	—	2,063,473		4,135,217
Disability	—	365,859		205,885	—	—	990,000	2,063,473		3,625,217
Lenard T. Ormsby
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	980,000	286,209		162,826	22,320	—	—	640,742		2,092,097
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	980,000	1,437,000		162,826	22,320	—	—	1,502,803	(3)	4,104,949
Voluntary Termination	—	—		162,826	—	—	—	—		162,826
Termination for Cause	—	—		162,826	—	—	—	—		162,826
Change in Control	—	539,000	(4)	—	—	—	—	1,502,803	(5)	2,041,803
Death	—	286,209		162,826	—	1,470,000	—	1,502,803		3,421,838
Disability	—	286,209		162,826	—	—	—	1,502,803		1,951,838
Retirement	—	286,209		162,826	—	—	—	1,650,819		2,099,854

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
John P. Nelson
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	780,000	227,799		76,142	32,035	—	—	653,053		1,769,029
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	780,000	1,120,000		76,142	32,035	—	—	1,515,698	(3)	3,523,875
Voluntary Termination	—	—		76,142	—	—	—	—		76,142
Termination for Cause	—	—		76,142	—	—	—	—		76,142
Change in Control	—	429,000	(4)	—	—	—	—	1,515,698	(5)	1,944,698
Death	—	227,799		76,142	—	1,170,000	—	1,515,698		2,989,639
Disability	—	227,799		76,142	—	—	1,590,000	1,515,698		3,409,639

(1)
For the year 2018, the bonuses reflect the annual cash incentive bonuses earned in 2018 under the Equity Plan. The 2018 annual bonuses were paid in the first quarter of 2019 at varying percentages of the eligible NEOs' respective base salary rates.

(2)
Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of his monthly salary, up to a maximum of $15,000 per month until attainment of age 65.

(3)
The value for equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(4)
The annual bonus amount under the Equity Plan reflects the greater of (a) the actual annual cash incentive bonus earned by each of our NEOs with respect to 2018, without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the NEO's target percentage multiplied by the NEO's annual base salary rate. For 2018, for each of our NEOs, the value of (a), above was greater than (b), above, so the amount in the table reflects the annual cash incentive bonus earned for each NEO, without regard to the exercise of any negative discretion by the Compensation Committee.

(5)
The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.

CEO Pay Ratio Disclosure
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO. The CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Over the past 12 months, as a result of a change in our focus to higher compensable positions in areas such as predictive analytics, data science and information technology, our population pool has, on average, higher salary levels than what we've had previously. This change in focus resulted in a corresponding change to our employee make-up. Therefore, we have chosen to determine a new median employee for our 2018 CEO Pay Ratio reporting. To determine our median employee, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2018. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute annual equity awards to our employees. Specifically, only about 5 percent of our employees receive annual equity awards.
Once the median employee was identified, as described above, we then calculated this employee's annual total compensation using the same methodology we use for our named executive officers for purposes of the Summary Compensation Table in this proxy statement. As so calculated, the identified median employee's total compensation was $86,656. The CEO's total compensation was $3,845,231. Therefore, our 2018 CEO to median employee pay ratio is 44:1.

DIRECTOR COMPENSATION
The Compensation Committee, with the advice, guidance and recommendations of Pay Governance, discussed, analyzed, and reviewed the 2018 Director compensation program during several Compensation Committee meetings to ensure that: (1) director compensation remained reasonable and competitive, both generally and specifically when benchmarked against the director compensation for the peer companies, (2) was consistent with best corporate practices, (3) met the goals and objectives of the directors, and (4) aligned directors' interests with those of our stockholders. Finding that director compensation was no longer competitive, Pay Governance recommended certain increases to that compensation. The Compensation Committee, after considering these recommendation at several meetings, approved certain increases, subject to approval by the entire Board. The increases that were so approved are described below.
Director compensation for 2018 was composed of an annual cash retainer for each non-employee Director of $48,000 (increased, in 2018, from $40,000) and, as in prior years, no additional payments were made for attendance at Board meetings. This annual cash retainer amount, which had not been increased in several years, was increased in 2018 to remain competitive with peer companies and thereby enable the Company to attract and retain directors. Each non-employee Director received $1,750 for each Audit Committee meeting attended and $1,500 for each other committee meeting attended. The Chairman of the Board was paid an additional cash fee of $25,000, increased, in 2018, from $20,000. The Audit Committee Chair was paid an annual cash fee of $15,000, the Compensation Committee Chair was paid an annual cash fee of $12,500, and the remaining Committee Chairs were paid an additional cash fee of $10,000.
In addition to the cash compensation, on May 24, 2018, each non-employee Director serving as of that date was granted an award of RSUs with a value of approximately $60,000. Mses. Higgins and Mockard began serving on the Board as of March 1, 2018. To compensate them for their period of service prior to the 2018 annual meeting of our stockholders, on March 21, 2018, each of these Directors was granted a prorated award of RSUs with a value of approximately $15,000, which vested on May 25, 2018. The annual grant of RSUs made at our 2018 annual meeting of our stockholders will vest in full on May 24, 2019. Once vested, RSUs will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents, which will be converted to additional RSUs.
The following table sets forth a summary of the compensation paid to our non-employee Directors in 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Michael D. Rumbolz	73,572	59,987	—	—	—	1,566	135,125
Richard W. Blakey	69,951	59,987	—	—	—	3,003	132,941
Prasanna G. Dhoré	69,659	59,987	—	—	—	3,668	133,314
Valerie R. Glenn	76,701	59,987	—	—	—	2,660	139,348
Barbara A. Higgins(3)	47,101	74,985	—	—	—	2,466	124,552
James R. Kroner	71,909	59,987	—	—	—	90	131,986
Michael J. McColgan	68,159	59,987	—	—	—	1,950	130,096
Michael J. McSally	77,159	59,987	—	—	—	913	138,059
Jeanne L. Mockard(4)	48,601	74,985	—	—	—	3,650	127,236
Ronald F. Mosher(5)	26,324	—	—	—	—	—	26,324
Katherine W. Ong(6)	28,991	—	—	—	—	—	28,991

(1)
The amounts in the "Stock Awards" column relate to the RSUs granted in 2018 under the Equity Plan by the Company to the non-employee Directors serving as of that date. The regular annual grant of RSUs made at the 2018 annual meeting of our stockholders to all the then-serving Directors will vest on May 24, 2019. The March 21, 2018 grant to Mses. Higgins and Mockard vested on May 25, 2018. The fair market value of each share of common stock subject to the regular annual RSUs grant on the date of grant, which was May 24, 2018, for each non-employee Director serving as of that date was $40.45. The fair market value of each share of common stock subject to the transition grant made to Mses. Higgins and Mockard on March 21, 2018, was $40.70. As of December 31, 2018, each non-employee Director had 1,483 unvested RSUs. In addition, as of that date, Messrs. Dhoré, Kroner, McColgan, McSally, and

Rumbolz, Dr. Blakey, and Mses. Glenn, Higgins, and Mockard had 4,925, 10,113, 1,261, 10,488, 34,469, 33,768, 35,841, 368, and 368 vested RSUs, respectively.
The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until six months after termination of Board service, and will be converted into additional RSUs. There were no actual forfeitures of stock awards by any of our Directors in 2018 and all other assumptions used to calculate the expense amounts shown are set forth in Note 14 to the 2018 Consolidated Financial Statements.

(2)
All Other Compensation includes the aggregate incremental costs associated with the non-employee Directors' and their guests' (i.e., spouse, family member or similar guest) attending board meetings and/or board activities.

(3)	Ms. Higgins began serving on the Board as of March 1, 2018.

(4)	Ms. Mockard began serving on the Board as of March 1, 2018.

(5)	Mr. Mosher retired from the Board effective May 23, 2018.

(6)	Ms. Ong retired from the Board effective May 23, 2018.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee during all or part of 2018 consisted of Dr. Blakey, Chair, and members Ms. Glenn, Ms. Mockard, and Mr. Kroner. None of these Directors were at any time during 2018, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted the Related Person Transactions Policy and Procedures, which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director's independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings, Inc. or its subsidiaries.
As of December 31, 2018, BlackRock Inc. (BlackRock) managed a portfolio of bank loans with a fair value of $149.9 million on behalf of the Company. BlackRock reported having sole voting power with respect to 4,593,315 shares of common stock as of that date (representing 14.0% of the Company's outstanding common stock) and dispositive power with respect to 4,783,122 shares of common stock as of that date (representing 14.6% of the Company's outstanding common stock).
Pursuant to an Investment Management Agreement between the Company and BlackRock (the "IMA"), which governs management of the bank loans, the Company incurred investment management fees $0.2 million during 2018 of which $0.1 million remained payable to BlackRock at December 31, 2018.
The Company's Audit and Finance Committees of the Board reviewed BlackRock's relationship with the Company prior to execution of the IMA.

Executive Officers of the Registrant
The following provides information regarding our senior executive officers and key employees as of January 31, 2019. No family relationships exist among our directors or executive officers.

Name	Age	Position
Douglas D. Dirks	60	President and Chief Executive Officer of Employers Holdings, Inc.
Michael S. Paquette	55	Executive Vice President and Chief Financial Officer of Employers Holdings, Inc.
Stephen V. Festa	59	Executive Vice President and Chief Operating Officer of Employers Holdings, Inc.
John P. Nelson	56	Executive Vice President and Chief Administrative Officer of Employers Holdings, Inc.
Tracey L. Berg	49	Executive Vice President and Chief Innovation Officer of Employers Holdings, Inc.
Lori A. Brown	53	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Employers Holdings, Inc.
Executive Officers
Douglas D. Dirks. Mr. Dirks has served as a Director, President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005. He also serves as a Director and Chief Executive Officer of EICN (since December 1999), ECIC (since May 2002), EPIC (since November 2008), and EAC (since November 2008), EIG Services, Inc. (since November 2008), Elite Insurance Services, Inc. (since August 1999), CGI (since May 2018), and CSI (since May 2018). Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of NCCI Holdings, Inc. and the Board of Governors of the American Property Casualty Insurance Association. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Michael S. Paquette. Mr. Paquette has served as Executive Vice President, Chief Financial Officer and Treasurer of Employers Holdings since January 2017. He also serves as Treasurer of EGI, EICN, ECIC, EPIC, EAC, EIG Services, and Elite Insurance Services, Inc. (all since January 2017). He also serves as a Director of EICN, ECIC, EPIC, EAC, and EIG Services (all since January 2017), EGI (since May 2018), CGI (since May 2018) and CSI (since May 2018). Mr. Paquette previously served as Executive Vice President, Chief Financial Officer of Montpelier Re Holdings Ltd. from 2008 to 2015 and Chief Financial Officer of Blue Capital Reinsurance Holdings Ltd. from its inception in 2012 to 2015. Mr. Paquette spent 18 years with White Mountains Insurance Group, Ltd. in various capacities, including Senior Vice President, Controller, and 4 years with KPMG LLP as an auditor. Mr. Paquette holds a B.S. degree in Business Administration from the University of Vermont and is a Certified Public Accountant, Certified Management Accountant, Certified Financial Manager, and Chartered Global Management Accountant.
Stephen V. Festa. Mr. Festa has served as Executive Vice President, Chief Operating Officer of Employers Holdings since August 2013 and of EIG Services, Inc. since April 2014. He has served as President, Chief Operating Officer of EICN, ECIC, EPIC, and EAC since July 2018. Prior to that, he had served as Executive Vice President, Chief Operating Officer of EICN, ECIC, EPIC, EAC (April 2014 to July 2018) and as Senior Vice President, Chief Claims Officer of EICN and ECIC (August 2004 to April 2014), EPIC, EAC, and EIG Services, Inc. (November 2008 to April 2014). Mr. Festa also serves as a Director of EICN, ECIC, EPIC, and EAC (all since February 2011), and EIG Services, Inc. (since April 2011). Mr. Festa also serves as a member on the Board of Governors of the California Insurance Guarantee Association. He attended the University of Southern California and has completed the Advanced Executive Education Program sponsored by the American Institute for Chartered Property Casualty Underwriters (AICPCU) and the Wharton School of the University of Pennsylvania.
Lori A. Brown. Ms. Brown has served as Executive Vice President, Chief Legal Officer, General Counsel, and Secretary of Employers Holdings since January 2019. She had served as Senior Vice President, Deputy General Counsel from March 2015 to December 2018 to EIG Services, Inc., EICN, ECIC, EPIC, and EAC and Vice President, Deputy General Counsel of ECIC and EICN since January 2006, EPIC and EAC since November 2008, and EIG Services, Inc. and its predecessor since May 2014. Ms. Brown has served as a director of EGI, CGI and CSI since May 2018 and EICN,

ECIC, EPIC, EAC, and EIG Services, Inc. since January 2019. She is corporate secretary or assistant secretary to all of the Company's subsidiaries. Ms. Brown works extensively with the Company's statutory, regulatory and public company filings. Prior to joining the Company, she was Senior Legal Counsel of DHL Worldwide from May 1994 to April 2005. Ms. Brown brings more than 25 years of experience as an attorney primarily in the areas of labor and employment, corporate governance, and SEC compliance. Ms. Brown holds a B.A. degree from UC Riverside and a J.D. degree from the University of San Francisco.
John P. Nelson. Mr. Nelson has been Executive Vice President and Chief Administrative Officer of Employers Holdings since June 2008. He had served as Senior Vice President and Chief Administrative Officer of Employers Holdings since February 2007 and Senior Vice President and Chief Administrative Officer of EICN and ECIC since July 2004. Prior to joining the Company, he was Vice President, Human Resources & Administration for Fielding Graduate University in Santa Barbara, California from October 1993 to June 2004. Mr. Nelson has over 30 years of experience in the fields of Human Resources and Administration.
Tracey L. Berg. Ms. Berg has been Executive Vice President and Chief Innovation Officer of Employers Holdings since November 2017 and President and Chief Innovation Officer of CGI and CSI since July 2018. She originally joined the Company in January 2017 as Executive Vice President and Chief Information Officer. She has also been a Director of CGI and CSI since May 2018. Prior to joining the Company, she was Senior Vice President, Chief Information Officer at West Bend Mutual Insurance Co., since 2012 and Chief Information Officer since 2009. Before joining West Bend Mutual Insurance Co., she held various positions at Assurant Employee Benefits and Assurant Shared Business Services holding several leadership and technical positions. Ms. Berg has over 25 years of information technology experience. Ms. Berg holds a B.S. degree in Computer Science from the University of Minnesota and an MBA from Northwestern University's Kellogg School of Management.
Key Employees

Name	Position
Dennis B. Dix	Senior Vice President and Chief Operating Officer of Cerity Services, Inc.
C. Ronald Kullman, Jr.	Senior Vice President and Chief Risk Officer
Aaron P. Mikulsky	Senior Vice President and Business Process and Policyholder Services
Lawrence S. Rogers	Senior Vice President and Chief Underwriting Officer
Jeffrey C. Shaw	Senior Vice President and Chief Information Officer
Barry J. Vogt	Senior Vice President and Chief Claims Officer
Thomas M. Warden	Senior Vice President and Chief Data and Analytics Officer
Raymond F. Wise, Jr.	Senior Vice President and Chief Sales Officer
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 25, 2019, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each Director;

•	each NEO; and

•	all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and RSUs that are currently exercisable or exercisable within 60 days of March 25, 2019 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 25, 2019, 32,327,087 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 55 East 52nd Street, New York, NY 10055	4,783,122	(2)	14.8
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	3,213,795	(3)	9.9
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,721,584	(4)	8.4
Richard W. Blakey	57,898	(5)	*
João "John" M. de Figueiredo	—	(6)	*
Prasanna G. Dhoré	6,416		*
Valerie R. Glenn	52,613	(7)	*
Barbara A. Higgins	1,851		*
James R. Kroner	16,596	(8)	*
Michael J. McColgan	2,750		*
Michael J. McSally	18,615	(9)	*
Jeanne L. Mockard	1,851		*
Michael D. Rumbolz	51,855	(10)	*
Douglas D. Dirks	496,285	(11)	1.5
Michael S. Paquette	2,386		*
Stephen V. Festa	81,246	(12)	*
John P. Nelson	81,405	(13)	*
All Directors and executive officers as a group (16) persons	895,881	(14)	2.8
*    Represents less than 1%

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)
Information concerning stock ownership obtained from Amendment No. 5 to the Schedule 13G filed with the SEC on January 28, 2019. BlackRock Inc. reported sole voting power with respect to 4,593,315 shares of common stock and dispositive power with respect to all 4,783,122 shares of common stock.

(3)
Information concerning stock ownership obtained from Amendment No. 8 to the Schedule 13G filed with the SEC on February 11, 2019. The Vanguard Group, Inc. reported sole voting power with respect to 32,165 shares of common stock, shared voting power with respect to 6,400 shares of common stock, sole dispositive power with respect to 3,178,192 shares of common stock, and shared dispositive power with respect to 35,603 shares of common stock.

(4)
Information concerning stock ownership obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 2, 2019. Dimensional Fund Advisors LP, reported sole voting power with respect to 2,611,299 shares of common stock, and sole dispositive power with respect to 2,721,584 shares of common stock.

(5)	Includes 52,974 shares of common stock beneficially owned by the Richard Blakey Family Trust.

(6)	João "John" M. de Figueiredo began serving on the Board as of April 1, 2019.

(7)	Includes 18,954 shares of common stock beneficially owned by the Glenn Family Trust.

(8)	Includes 11,639 shares of common stock beneficially owned by the James R. Kroner Living Trust.

(9)	Includes 6,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.

(10)	Includes 21,011 shares of common stock beneficially owned by the Michael and Geri Rumbolz Living Trust.

(11)	Includes 117,169 shares of common stock subject to options that were exercisable as of March 25, 2019.

(12)
Includes (i) 67,249 shares of common stock beneficially owned by the Stephen and Jane Festa Family Trust; and (ii) 8,817 shares of common stock subject to options that were exercisable as of March 25, 2019.

(13)
Includes (i) 67,817 shares of common stock beneficially owned by the John P. Nelson and Shelli-Marie Nelson Family Trust; and (ii) 3,561 shares of common stock subject to options that were exercisable as of March 25, 2019.

(14)	Includes 133,947 shares of common stock subject to options that were exercisable as of March 25, 2019.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Employers Holdings' Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms.

AUDIT MATTERS
Audit Committee Independence
The three members of Employers Holdings' Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com;

•	or by calling the toll-free hotline and talking to an independent third party at (800) 826-6762.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Audit Committee Report
In connection with the financial statements for the fiscal year ended December 31, 2018, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 1301, "Communications with Audit Committees";

•
and received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 20, 2019 meeting of the Board, that Employers Holdings' audited financial statements for the year ended December 31, 2018 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.
/s/ Audit Committee
Michael J. McSally, Chair
James R. Kroner
Michael J. McColgan

Service Fees Incurred for Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the fiscal year ended December 31, 2018 and the Company's internal controls over financial reporting as of December 31, 2018. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.

Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $2,202,600 and $2,150,700 for fiscal years 2018 and 2017, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2018 and 2017; audit of the Company's internal controls over financial reporting as of December 31, 2018 and 2017; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2018 and 2017. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $32,000 for fiscal years ended 2018 and 2017. All of such audit-related services were pre-approved by the Audit Committee.
All Other Fees. In each of 2018 and 2017, the Company paid Ernst & Young $1,995 for subscriptions to an accounting research tool. These non-audit fees were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 13 of the "Authority, Responsibilities, and Limitations" section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Committee or by one or more members of the Committee as designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval report such approval to the Committee at the next scheduled meeting.
GOVERNANCE DOCUMENT INFORMATION
Employers Holdings' Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Executive Vice President, Chief Financial Officer, Michael S. Paquette, at (775) 327-2562.
SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 14, 2019. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 23, 2020 and not earlier than January 24, 2020.
DISTRIBUTION INFORMATION
Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.
If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings' transfer agent, EQ Shareowner Services, at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the Annual Report and/or Proxy Statement promptly upon request.

GENERAL
The Board of Directors knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow Sodali LLC to assist it in the solicitation of proxies at an anticipated cost of $6,500, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.

On Behalf of the Board of Directors,
Lori A. Brown, Secretary
April 12, 2019

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2019
9:00 a.m. Pacific Daylight Time

10375 Professional Circle
Reno, Nevada 89521

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Richard W. Blakey, Valerie R. Glenn, and Michael J. McColgan and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 23, 2019, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted "FOR" the Director nominees listed in Proposal 1, "FOR" approval of the compensation paid to the Company's Named Executive Officers in Proposal 2, and "FOR" ratification of the Company's independent accounting firm, Ernst & Young LLP, for 2019 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 22, 2019.

(	PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 22, 2019.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

I	VOTE IN PERSON – Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 23, 2019 at 9:00 a.m. (PDT) at 10375 Professional Circle, Reno, Nevada.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of Directors:	01 James R. Kroner	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	02 Michael J. McSally	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	03 Michael D. Rumbolz	☐	Vote FOR the nominee	☐	Against	☐	Abstain
2. To approve the Company's executive compensation.		☐	For	☐	Against	☐	Abstain
3. Ratification of the appointment of the Company's independent accounting firm, Ernst & Young LLP, for 2019.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Address Change? Mark box, sign, and indicate changes below:	☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.